UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 11, 2012

XOMA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)
2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(510) 204-7200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective January 11, 2012, XOMA Corporation (“XOMA”) and Les Laboratoires Servier (“Servier”) entered into an amended and restated agreement for the commercialization in the United States of ACEON® (perindopril erbumine), an angiotensin converting enzyme, or ACE, inhibitor, and the development and commercialization in the United States of up to three products combining perindopril with other cardiovascular drugs in fixed-dose combinations, or FDCs.  This agreement, together with a related trademark license agreement, provides XOMA with exclusive U.S. rights to ACEON® and the first FDC product, which combines perindopril and amlodipine, a calcium channel blocker, and options on two additional FDCs.  Under the arrangement, Servier will provide relevant data, patent rights and know-how to XOMA, and XOMA will use diligent efforts to transition ACEON® from its current marketer and maintain ACEON® sales, as well as to develop and commercialize the first FDC product and, if its options are exercised, the additional FDCs.  The arrangement also provides that Servier will supply XOMA, and XOMA will purchase exclusively from Servier, the active ingredients in ACEON® and the FDCs, in some cases for a limited period.

In connection with this arrangement, XOMA paid a $1.5 million license fee to Servier in the third quarter of 2010.  XOMA is also required to pay a royalty on sales of ACEON® at a rate which is tiered based on sales levels and ranges from a mid-single digit to up to a mid-teen percentage rate and a royalty on sales of the FDCs in the mid-teens.  The FDC royalty rate is subject to reduction in the event of generic competition or if other intellectual property rights are required.  Potential milestones payable by XOMA include development milestones aggregating $8.5 million (assuming XOMA’s options on the additional FDCs are exercised) and sales milestones of up to an aggregate $15.1 million, in each case for all of the FDCs.  XOMA may also be required to make certain additional payments if the FDCs receive FDA approval but certain minimum sales levels are not reached.  XOMA will generally be responsible for its development and commercialization expenses, but Servier has agreed to partially fund development of the first FDC product.

By its terms, the arrangement, including XOMA’s obligation to pay royalties and/or development and sales milestones, will continue until the later of July of 2018 or the expiration of the last-to-expire Servier patent licensed to XOMA under the arrangement, unless earlier terminated.  The agreement contains customary termination rights relating to matters such as material breach by either party, insolvency of either party and safety issues.  Each party also has the right to terminate the arrangement if the first FDC product does not receive FDA approval by December 31, 2013.  Servier also has the right to terminate the arrangement if certain aspects of XOMA’s commercialization strategy are not successful and Servier does not consent to an alternative strategy or, as to the FDCs, if XOMA breaches its obligations to certain of its service providers.

Item 9.01.  Financial Statements and Exhibits.

99.1.	Press Release dated January 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2012	XOMA CORPORATION
By: /s/ Christopher J. Margolin Christopher J. Margolin Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number                    Description

99.1.	Press Release dated January 17, 2012.